Exhibit 10.6

FIRST AMENDMENT

TO THE

UNITED COMMUNITY BANK

DIRECTORS RETIREMENT PLAN

DATED APRIL 1, 2002

THIS FIRST AMENDMENT is adopted this 18th day of December, 2008, effective as of January 1, 2005, by UNITED COMMUNITY BANK, a federally-chartered mutual savings bank located in Lawrenceburg, Indiana (the “Bank”).

The Bank executed the Directors Retirement Plan effective as of April 1, 2002 (the “Plan”), subsequently adopted by the Directors by execution of a Directors Retirement Plan Joinder Agreement (the “Joinder Agreement”).

The undersigned hereby amends the Plan for the purpose of bringing the Plan into compliance with Section 409A of the Internal Revenue Code. Therefore, the following changes shall be made:

Subsection 1.12 of the Plan shall be deleted in its entirety and replaced by the following:

1.12	“Early Retirement Benefit” means the monthly benefit payable to the Director upon early retirement from the service of the Board prior to the Benefit Age stated in the Director’s Joinder Agreement and subject to the terms of Subsection 3.2.

The following Subsection 1.19a shall be added to the Plan immediately following Subsection 1.19:

1.19a	“Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Bank if any stock of the Bank is publicly traded on an established securities market or otherwise, as determined by the Administrator based on the twelve (12) month period ending each December 31 (the “identification period”). If the Director is determined to be a Specified Employee for an identification period, the Director shall be treated as a Specified Employee for purposes of this Plan during the twelve (12) month period that begins on the first day of the fourth month following the close of the identification period.

The following Subsection 1.20a shall be added to the Plan immediately following Subsection 1.20:

1.20a	“Termination of Service” means the termination of the Director’s service with the Bank for reasons other than death. Whether a Termination of Service takes place is determined in accordance with the requirements of Code Section 409A and related Treasury guidance or Regulations based on the facts and circumstances surrounding the termination of the Director’s service and whether the Bank and the Director intended for the Director to provide significant services for the Bank following such termination.

Subsection 1.21 of the Plan shall be deleted in its entirety.

Subsections 3.1 and 3.2 of the Plan shall be deleted in their entirety and replaced by the following:

3.1	Retirement Benefit. If the Director is in the service of the Bank until reaching his Benefit Age and has been in the service of the Bank for a minimum of three (3) years under this Plan, the Director shall be entitled to the Retirement Benefit. Such benefit shall commence on the first day of the month following the later of the Director’s Benefit Age or Termination of Service, and shall be payable in monthly installments throughout the Payout Period.

In the event a Director dies after commencement of the Retirement Benefit payments but before completion of all such payments due and owing hereunder, the Bank shall pay to the Director’s Beneficiary a continuation of the monthly installments for the remainder of the Payout Period.

3.2	Early Retirement. The Director may retire from the service of the Bank and receive an Early Retirement Benefit provided that the Director has been a participant in the Plan for three (3) years on the date of the Director’s retirement and that the Director has attained the age of sixty-five (65). If the Director retires after age sixty-five (65) but before age sixty-eight (68) the Director shall be entitled to a benefit equal to Ten Thousand Dollars ($10,000) per year for the Payout Period. If the Director retires after age sixty-eight (68) but before his designated Benefit Age, the Director shall be entitled to a benefit equal to Fifteen Thousand Dollars ($15,000) per year for the Payout Period. Such benefit shall commence on the first day of the month following Termination of Service, and shall be payable in monthly installments throughout the Payout Period.

In the event the Director dies prior to the commencement or completion of the Early Retirement Benefit payments, the Director’s Beneficiary shall be entitled to the continuation of such payments in monthly installments for the remainder of the Payout Period commencing within thirty (30) days of the Director’s death and shall not be entitled to the Survivor’s Benefit as set forth in Subsection 3.3 and the Director’s Joinder Agreement.

Subsection 3.3 of the Plan shall be deleted in its entirety and replaced by the following:

3.3	Death Prior to Benefit Age. If the Director dies prior to attaining his Benefit Age, has not received an Early Retirement Benefit, and is still in the service of the Bank, the Director’s Beneficiary shall be entitled to the Survivor’s Benefit. The Survivor’s Benefit shall commence within thirty (30) days of the Director’s death and shall be payable in monthly installments throughout the Payout Period.

Subsection 3.4 of the Plan shall be deleted in its entirety and replaced by the following:

3.4	Voluntary or Involuntary Termination Other Than as Specified. If the Director’s service with the Bank is voluntarily or involuntarily terminated prior to the attainment of the Benefit Eligibility Date, for any reason other than for Cause, the Director’s death, disability, or following a Change in Control, the Director (or Beneficiary) shall be entitled to the annuitized value (using the Interest Factor) of the vested Accrued Benefit calculated as of the date of Termination of Service. Such benefit shall commence on the first day of the month following Termination of Service, and shall be payable in monthly installments throughout the Payout Period.

In the event the Director dies prior to the commencement or completion of benefit payments hereunder, the Director’s Beneficiary shall be entitled to the continuation of such payments in monthly installments for the remainder of the Payout Period commencing within thirty (30) days of the Director’s death.

Subsection 3.7 of the Plan shall be deleted in its entirety and replaced by the following:

3.7	Disability Benefit. Notwithstanding any other provision hereof, the Director who has not attained his Benefit Eligibility Date shall be entitled to receive the Disability Benefit hereunder, in any case in which it is determined by a duly licensed physician selected by the Bank, that the Director is no longer able, properly and satisfactorily, to perform his regular duties as a Director, because of ill health, accident, disability or general inability due to age. This Disability Benefit is available even if the Director has not served for three (3) years under this Plan. If the Director’s Service is terminated pursuant to this paragraph, the Director will begin receiving the Disability Benefit in lieu of any benefit available under Subsection 3.4, which is not available prior to the Director’s Benefit Eligibility Date. The Disability Benefit shall equal the annuitized value (using the Interest Factor) of the Director’s Accrued Benefit. Such benefit shall commence on the first day of the month following the Director’s Termination of Service due to disability and shall be payable in monthly installments throughout the Payout Period. In the event the Director dies at any time after Termination of Service due to disability but prior to the commencement or completion of all payments due and owing hereunder, the Bank shall pay to the Director’s Beneficiary the Survivor’s Benefit for the remainder of the Payout Period plus a lump sum payment equal to the present value of the difference between the Survivor’s Benefit and the Accrued Benefit payments already paid to the Director.

The following Subsections 3.11, 3.12 and 3.13 shall be added to the Plan immediately following Subsection 3.10:

3.11	Restriction on Timing of Distributions. Notwithstanding any provision of this Plan to the contrary, if the Director is considered a Specified Employee at Termination of Service, the provisions of this Subsection 3.11 shall govern all distributions hereunder. Benefit distributions that are made due to a Termination of Service occurring while the Director is a Specified Employee shall not be made during the first six (6) months following Termination of Service, rather any distribution which would otherwise be paid to the Director during such period shall be accumulated and paid to the Director in a lump sum on the first day of the seventh month following the Termination of Service. All subsequent distributions shall be paid in the manner specified.

3.12	Distributions Upon Income Inclusion Under Section 409A of the Code. If any amount is required to be included in income by the Director prior to receipt due to a failure of this Plan to meet the requirements of Code Section 409A and related Treasury guidance or Regulations, the Director may petition the Administrator for a distribution of that portion of the Accrued Benefit that is required to be included in the Director’s income. Upon the grant of such a petition, which grant shall not be unreasonably withheld, the Bank shall distribute to the Director immediately available funds in an amount equal to the portion of the Accrued Benefit required to be included in income as a result of the failure of this Plan to meet the requirements of Code Section 409A and related Treasury guidance or Regulations, which amount shall not exceed the Director’s unpaid Accrued Benefit. If the petition is granted, such distribution shall be made within ninety (90) days of the date when the Director’s petition is granted. Such a distribution shall affect and reduce the Director’s benefits to be paid under this Plan.

3.13	Change in Form or Timing of Distributions. All changes in the form or timing of distributions hereunder must comply with the following requirements. The changes:

(a)	may not accelerate the time or schedule of any distribution, except as provided in Section 409A of the Code and the regulations thereunder;

(b)	must, for benefits distributable under Subsections 3.1, 3.2, 3.4, 3.5 and 3.7, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(c)	must take effect not less than twelve (12) months after the election is made.

Subsection 8.2 of the Plan shall be deleted in its entirety and replaced by the following Subsections 8.2, 8.3 and, 8.4:

8.2	Claims and Procedure for Claims Other than Disability Benefits:

8.2.1	Claims Procedure. Any individual (“Claimant”) who has not received benefits under this Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

8.2.1.1	Initiation – Written Claim. The Claimant initiates a claim by submitting to the Bank a written claim for the benefits.

8.2.1.2	Timing of Bank Response. The Bank shall respond to such Claimant within ninety (90) days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional ninety (90) days by notifying the Claimant in writing, prior to the end of the initial ninety (90) day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

8.2.1.3	Notice of Decision. If the Bank denies part or the entire claim, the Bank shall notify the Claimant in writing of such denial. The Bank shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth:

(a)	The specific reasons for the denial,

(b)	A reference to the specific provisions of this Agreement on which the denial is based,

(c)	A description of any additional information or material necessary for the Claimant to perfect the claim and an explanation of why it is needed,

(d)	An explanation of this Agreement’s review procedures and the time limits applicable to such procedures, and

(e)	A statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

8.2.2	Review Procedure. If the Bank denies part or all of the claim, the Claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

8.2.2.1	Initiation – Written Request. To initiate the review, the Claimant, within sixty (60) days after receiving the Bank’s notice of denial, must file with the Bank a written request for review.

8.2.2.2	Additional Submissions – Information Access. The Claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Bank shall also provide the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits.

8.2.2.3	Considerations on Review. In considering the review, the Bank shall take into account all materials and information the Claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

8.2.2.4	Timing of Bank Response. The Bank shall respond in writing to such Claimant within sixty (60) days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional sixty (60) days by notifying the Claimant in writing, prior to the end of the initial sixty (60) day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

8.2.2.5	Notice of Decision. The Bank shall notify the Claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth:

(a)	The specific reasons for the denial,

(b)	A reference to the specific provisions of this Agreement, on which the denial is based,

(c)	A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits, and

(d)	A statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).

8.3	Claims and Procedure for Disability Claims:

8.3.1	Claims Procedures. Any individual (“Claimant”) who has not received benefits under this Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

8.3.2	Initiation – Written Claim. The Claimant initiates a claim by submitting to the Bank a written claim for the benefits.

8.3.2.1	Timing of Bank Response. The Bank shall notify the Claimant in writing or electronically of any adverse determination as set out in this Section.

8.3.2.2	Notice of Decision. If the Bank denies part or the entire claim, the Bank shall notify the Claimant in writing of such denial. The Bank shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth:

(a)	The specific reasons for the denial,

(b)	A reference to the specific provisions of this Agreement, on which the denial is based,

(c)	A description of any additional information or material necessary for the Claimant to perfect the claim and an explanation of why it is needed,

(d)	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures,

(e)	A statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review,

(f)	Any internal rule, guideline, protocol, or other similar criterion relied upon in making the adverse determination, or a statement that such a rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination and that the Claimant can request and receive free of charge a copy of such rule, guideline, protocol or other criterion from the Bank, and

(g)	If the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of this Agreement to the Claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request.

8.3.2.3	Timing of Notice of Denial/Extensions. The Bank shall notify the Claimant of denial of benefits in writing or electronically not later than forty-five (45) days after receipt of the claim by the Bank. The Bank may elect to extend notification by two thirty (30) day periods subject to the following requirements:

(a)	For the first thirty (30) day extension, the Bank shall notify the Claimant (1) of the necessity of the extension and the factors beyond the Bank’s control requiring an extension; (2) prior to the end of the initial forty-five (45) day period; and (3) of the date by which the Bank expects to render a decision.

(b)	If the Bank determines that a second thirty (30) day extension is necessary based on factors beyond the Bank’s control, the Bank shall follow the same procedure in (a) above, with the exception that the notification must be provided to the Claimant before the end of the first thirty (30) day extension period.

(c)	For any extension provided under this section, the Notice of Extension shall specifically explain the standards upon which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues. The Claimant shall be afforded forty-five (45) days within which to provide the specified information.

8.3.3	Review Procedures – Denial of Benefits. If the Bank denies part or all of the claim, the Claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

8.3.3.1	Initiation of Appeal. Within one hundred eighty (180) days following notice of denial of benefits, the Claimant shall initiate an appeal by submitting a written notice of appeal to Bank.

8.3.3.2

Submissions on Appeal – Information Access. The Claimant shall be allowed to provide written comments, documents, records, and other information relating to the claim for benefits. The Bank shall provide to the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits.

8.3.3.3	Additional Bank Responsibilities on Appeal. On appeal, the Bank shall:

(a)	Take into account all materials and information the Claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination;

(b)	Provide for a review that does not afford deference to the initial adverse benefit determination and that is conducted by an appropriate named fiduciary of the Bank who is neither the individual who made the adverse benefit determination that is the subject of the appeal, nor the subordinate of such individual;

(c)	In deciding an appeal of any adverse benefit determination that is based in whole or in part on a medical judgment, including determinations with regard to whether a particular treatment, drug, or other item is experimental, investigational, or not medically necessary or appropriate, consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment;

(d)	Identify medical or vocational experts whose advise was obtained on behalf of the Bank in connection with a Claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; and

(e)	Ensure that the health care professional engaged for purposes of a consultation under subsection (c) above shall be an individual who was neither an individual who was consulted in connection with the adverse benefit determination that is the subject of the appeal, nor the subordinate of any such individual.

8.3.3.4	Timing of Notification of Benefit Denial – Appeal Denial. The Bank shall notify the Claimant not later than forty-five (45) days after receipt of the Claimant’s request for review by the Bank, unless the Bank determines that special circumstances require an extension of time for processing the claim. If the Bank determines that an extension is required, written notice of such shall be furnished to the Claimant prior to the termination of the initial forty-five (45) day period, and such extension shall not exceed forty-five (45) days. The Bank shall indicate the special circumstances requiring an extension of time and the date by which the Bank expects to render the determination on review.

8.3.3.5	Content of Notification of Benefit Denial. The Bank shall provide the Claimant with a notice calculated to be understood by the Claimant, which shall contain:

(a)	The specific reason or reasons for the adverse determination;

(b)	Reference to the specific plan provisions on which the benefit determination is based;

(c)	A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of all documents, records, and other relevant information (as defined in applicable ERISA regulations);

(d)	A statement of the Claimant’s right to bring an action under ERISA Section 502(a);

(e)	Any internal rule, guideline, protocol, or other similar criterion relied upon in making the adverse determination, or a statement that such a rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination and that the Claimant can request and receive free of charge a copy of such rule, guideline, protocol or other criterion from the Bank;

(f)	If the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of this Agreement to the Claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request; and

(g)	The following statement: “You and your Bank may have other voluntary alternative dispute resolution options such as mediation. One way to find out what may be available is to contact your local U.S. Department of Labor Office and your state insurance regulatory agency.”

8.4	Arbitration. If Claimants continue to dispute the benefit denial based upon completed performance of this Plan and the Joinder Agreement or the meaning and effect of the terms and conditions thereof, then Claimants may submit the dispute to mediation, administered by the American Arbitration Association (“AAA”) (or a mediator selected by the parties) in accordance with the AAA’s Commercial Mediation Rules. If mediation is not successful in resolving the dispute, it shall be settled by arbitration administered by the AAA under its commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

Section X of the Plan shall be deleted in its entirety and replaced by the following:

SECTION X

AMENDMENTS AND TERMINATION

10.1	Amendments. This Plan may be amended only by a written agreement signed by the Bank and the Director, and such mutual consent shall be required even if the Director is no longer in the service of the Bank. However, the Bank may unilaterally amend this Plan to conform with written directives to the Bank from its auditors or banking regulators or to comply with legislative changes or tax law, including without limitation Section 409A of the Code and any and all Treasury regulations and guidance promulgated thereunder.

10.2	Plan Termination Generally. This Plan may be terminated only by a written agreement signed by the Bank and the Director, and such mutual consent shall be required even if the Director is no longer in the service of the Bank. The benefit hereunder shall be the Accrued Benefit as of the date the Agreement is terminated. Except as provided in Subsection 10.3, the termination of this Plan shall not cause a distribution of benefits under this Plan. Rather, after such termination benefit distributions will be made at the earliest distribution event permitted under Section III.

10.3	Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Subsection 10.2, if this Plan terminates in the following circumstances:

(a)	Within thirty (30) days before or twelve (12) months after a change in the ownership or effective control of the Bank, or in the ownership of a substantial portion of the assets of the Bank as described in Section 409A(a)(2)(A)(v) of the Code, provided that all distributions are made no later than twelve (12) months following such termination of the Plan and further provided that all the Bank’s arrangements which are substantially similar to the Plan are terminated so the Director and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the arrangements;

(b)	Upon the Bank’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Plan are included in the Director’s gross income in the latest of (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)	Upon the Bank’s termination of this and all other arrangements that would be aggregated with this Agreement pursuant to Treasury Regulations Section 1.409A-1(c) if the Director participated in such arrangements (“Similar Arrangements”), provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank, (ii) all termination distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and (iii) the Bank does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Bank takes all necessary action to irrevocably terminate and liquidate the Agreement;

the Bank may distribute the Accrued Benefit, determined as of the date of the termination of the Plan, to the Director in a lump sum subject to the above terms.

The following Subsections 11.3 and 11.4 shall be added to the Plan immediately following Subsection 11.2.

11.3	Trust Funding. Pursuant to requirements under the Pension Protection Act of 2006, the

Bank shall not make contributions to the rabbi trust during any restricted period for purposes of paying deferred compensation of an applicable covered employee under a nonqualified deferred compensation plan of the Bank, or its affiliates, if the contribution would be treated as property transferred in connection with the performance of services under Internal Revenue Code Section 83, as provided in Internal Revenue Code Section 409A(b)(3).

11.4	Compliance with Section 409A. This Plan shall at all times be administered and the provisions of this Plan shall be interpreted consistent with the requirements of Section 409A of the Code and any and all regulations thereunder, including such regulations as may be promulgated after the Effective Date of this Plan.

IN WITNESS OF THE ABOVE, the Bank hereby executes this First Amendment.

Directors:	United Community Bank

/s/ Robert J. Ewbank	By	/s/ William F. Ritzmann

/s/ Jerry W. Hacker	Title	President

/s/ Anthony C. Meyer

/s/ Eugene B. Seitz, II

/s/ G. Michael Seitz

/s/ Richard C. Strzynski

/s/ Ralph B. Sprecher